As filed with the Securities and Exchange Commission on December 4, 2023

Registration No. 333-134784

Registration No. 333-182865

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134784

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182865

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-0833098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2828 N. Harwood St., Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Holly Energy Partners, L.P. Long-Term Incentive Plan

(Full title of the plan)

Vaishali S. Bhatia

Executive Vice President, General Counsel and Secretary

Holly Energy Partners, L.P.

2828 N. Harwood St., Suite 1300

Dallas, Texas 75201

(214) 871-3555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Katherine Terrell Frank

Vinson & Elkins L.L.P.

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/ DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Holly Energy Partners, L.P., a Delaware limited partnership (the “Registrant”):

1.

Registration Statement No. 333-134784, filed with the SEC on June 6, 2006, pertaining to the registration of 700,000 common units of the Registrant, representing limited partner interests (the “Common Units”) (as adjusted to reflect the two-for-one common unit split that occurred on January 16, 2013), reserved for issuance under the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended (the “HEP LTIP”); and

2.

Registration Statement No. 333-182865, filed with the SEC on July 26, 2012, pertaining to the registration of an additional 2,000,000 Common Units (as adjusted to reflect the two-for-one common unit split that occurred on January 16, 2013) reserved for issuance under the HEP LTIP.

On December 1, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 15, 2023, by and among HF Sinclair Corporation, a Delaware corporation (“HF Sinclair”), Navajo Pipeline Co., L.P., a Delaware limited partnership and an indirect wholly owned subsidiary of HF Sinclair (“HoldCo”), Holly Apple Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of HoldCo (“Merger Sub”), HEP Logistics Holdings, L.P., a Delaware limited partnership and the general partner of the Registrant (“HLH”), and Holly Logistic Services, L.L.C., a Delaware limited liability company and the general partner of HLH, and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of HF Sinclair (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 4, 2023.

HOLLY ENERGY PARTNERS, L.P.

By: HEP LOGISTICS HOLDINGS, L.P.

its General Partner

By: HOLLY LOGISTIC SERVICES, L.L.C.

its General Partner

Date: December 4, 2023	By:	/s/ Atanas H. Atanasov
	Name:	Atanas H. Atanasov
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.